UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 6)*


                          CHIPS AND TECHNOLOGIES, INC.
- -------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.01 Par Value
- -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  170021-10-9
                                 --------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement / / (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2/92)                  Page 1 of 4 pages

PA1\369305.01

 ------------------------                                 --------------------
| CUSIP No. 170021-10-9  |          13G                  |  Page 2 of 4 Pages |
|                        |                               |     ---  ---       |
 ------------------------                                 --------------------

 -----------------------------------------------------------------------------
|   1   |   NAME OF REPORTING PERSON                                          |
|       |   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
|       |                                                                     |
|       |            Gordon A. Campbell                                       |
 -----------------------------------------------------------------------------
|   2   |   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) /  /  |
|       |            N/A                                            (b) /  /  |
 -----------------------------------------------------------------------------
|   3   |   SEC USE ONLY                                                      |
|       |                                                                     |
- ------------------------------------------------------------------------------
|   4   |   CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|       |                                                                     |
|       |            United States                                            |
 -----------------------------------------------------------------------------
|       NUMBER OF        |    5    |  SOLE VOTING POWER                       |
|        SHARES          |         |           N/A                            |
|     BENEFICIALLY        ----------------------------------------------------
|      OWNED BY          |    6    |  SHARED VOTING POWER                     |
|        EACH            |         |           1,285,790                      |
|      REPORTING          ----------------------------------------------------
|       PERSON           |    7    |  SOLE DISPOSITIVE POWER                  |
|        WITH            |         |           N/A                            |
|                         ----------------------------------------------------
|                        |    8    |  SHARED DISPOSITIVE POWER                |
|                        |         |           1,285,790                      |
 -----------------------------------------------------------------------------
|   9   |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|       |       1,285,790                                                     |
 -----------------------------------------------------------------------------
|   10  |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES              |
|       |  CERTAIN SHARES*                                                    |
|       |       /  /    N/A                                                   |
 -----------------------------------------------------------------------------
|   11  |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|       |       7.24%                                                         |
 -----------------------------------------------------------------------------
|   12  |  TYPE OF REPORTING PERSON*                                          |
|       |       IN                                                            |
 -----------------------------------------------------------------------------

                         SEE INSTRUCTION BEFORE FILLING OUT!
                            Page  2   of   4   Pages
                                 ---      ---


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

                               Page 3 of 4 Pages


ITEM 1(A)                  NAME OF ISSUER:

Chips and Technologies, Inc.

ITEM 1(B)                  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

2950 Zanker Road, San Jose, California 95134

ITEM 2(A)                  NAME OF PERSON FILING:

Gordon A. Campbell

ITEM 2(B)                  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                           RESIDENCE:

111 W. Evelyn, Suite 101, Sunnyvale, California 94086

ITEM 2(C)                  CITIZENSHIP:

United States

ITEM 2(D)                  TITLE OF CLASS OF SECURITIES:

Common Stock

ITEM 2(E)                  CUSIP NUMBER:

170021-10-9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

Not Applicable

ITEM 4.           OWNERSHIP:

                  (a)      Amount Beneficially Owned:

                  As of December 31, 1994, Reporting Person owned 1,285,790 shares, 475,000 of which were subject to outstanding stock options.

                  (b)      Percent of Class:

                  As  of  December  31,  1994,   the  percentage  of  the  class
         represented by the shares held by Reporting Person as reported in Item 4(a) above was 7.24%.

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

                               Page 4 of 4 Pages

                  (c)      Number of shares as to which such person has:

                           (i)      sole power to vote or to direct the vote:
                                    None

                           (ii)     shared power to vote or to direct the vote:
                                    1,285,790

                           (iii) sole power to disclose or to direct the disposition of: None

                           (iv) shared power to dispose or to direct the disposition of: 1,285,790

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

Not Applicable

ITEM 10.         CERTIFICATION:

Not Applicable

Signature:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:
      ---------------------------------------

Signature:
           ----------------------------------
                  Gordon A. Campbell

PA1\369305.01